Investor Relations
Heather Hille
Director, Investor Relations
(952) 887-8923, heather.hille@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Fiscal 2018 Results

•	Full-year revenue up 4.5 percent over prior year to a record $2.6 billion with rebound by residential segment in second half of 2018

•	Professional segment grew 7.5 percent in 2018 due to strong performance across all businesses

•	Reported full-year EPS of $2.50; adjusted full-year EPS of $2.67, up 19.7 percent over comparable 2017 period adjusted EPS of $2.23

•	Quarterly cash dividend increased 12.5 percent to $0.225 per share

BLOOMINGTON, Minn. (December 6, 2018) - The Toro Company (NYSE: TTC) today reported net earnings of $271.9 million, or $2.50 per share, on a net sales increase of 4.5 percent to $2,618.7 million for its fiscal year ended October 31, 2018. Adjusted 2018 full-year net earnings were $290.1 million, or $2.67 per share, compared to adjusted net earnings of $248.0 million, or $2.23 per share in the comparable 2017 period, an increase of 19.7 percent.

For the fourth quarter, Toro reported net earnings of $39.0 million, or $0.36 per share, on a net sales increase of 10.4 percent to $539.3 million. For the fourth quarter, adjusted net earnings were $34.2 million, or $0.32 per share, compared to adjusted net earnings of $33.0 million, or $0.30 per share, in the comparable 2017 period, an increase of 6.7 percent. Please see the tables provided for a reconciliation of non-GAAP adjusted net earnings and adjusted diluted earnings per share to the comparable GAAP measures.

The company also announced that its board of directors has declared a quarterly cash dividend of $0.225 per share, a 12.5 percent increase from its previous quarterly dividend rate of $0.20 per share. This dividend is payable on January 9, 2019 to shareholders of record on December 20, 2018. For the fiscal year, the company returned just over $245 million to shareholders through the payment of approximately $85 million in dividends and the purchase of approximately $160 million of common stock. Additionally, the board authorized the repurchase of an additional 5 million shares of Toro’s common stock through open-market or in privately negotiated transactions from time to time and in such amounts as management deems appropriate.

“We are pleased to deliver another record year with solid revenue growth led by the professional segment and a strong rebound by our residential business in the second half of the year, driven by an exciting lineup of new products and innovative technologies,” said Richard M. Olson, Toro’s chairman and chief executive officer. “Our landscape contractor business performed well throughout the year as customers saw the value in our new Exmark® and Toro® zero-turn mower platforms, designed to increase productivity while enhancing ease of operation. Higher shipments of mowers, sprayers and vehicles in our golf and grounds businesses also contributed to the full-year performance, as momentum experienced early in the fiscal year continued through the fourth quarter.”

2 - The Toro Company Reports Record Fiscal 2018 Results

“In our residential business, we saw demand for walk power mowers and riding products extend through the fall months and the sell-in of snow products was favorable in the fourth quarter, as the next generation of our Power Max® HD two-stage snow thrower was well received. BOSS also had a successful year due to new product introductions like the rear-mounted plow and the newly acquired Snowrator, part of the L.T. Rich acquisition completed earlier this fiscal year. With recent snowfalls in key regions of the United States, we are encouraged by retail activity and we remain well positioned to help our customers battle the winter ahead.”

“Like many other industries, the inflationary environment presented challenges for us that escalated throughout the year, particularly in the fourth quarter. Rising steel prices, the impacts of tariffs, and increased freight rates, all had a negative impact on our input costs. While we expect these pressures to continue into the first part of fiscal 2019, we are confident that our intense focus on prudent sourcing strategies, productivity and cost improvement initiatives, as well as strategic capital investments and price adjustments, will more than offset these headwinds by the end of fiscal 2019."

“With the first quarter of fiscal 2019 underway, we are encouraged by the retail activity in our professional and residential snow and ice management businesses. Looking ahead, as customers start to prepare for the spring turf season, sentiment remains positive among contractors and turf professionals. Excitement is building around our new product introductions like the Dingo® TXL 2000 compact utility loader, the Outcross® turf tractor and the Exmark® Staris™ stand-on zero-turn mower.”

“We remain focused on our Vision 2020 employee initiative. With year two of the three-year initiative already underway, we remain committed to our long-term strategic priorities, while delivering value for all of our stakeholders. I would like to thank our team and channel partners for their dedication in managing through this dynamic time with consistent execution and a continued focus on our end customers.”

For fiscal 2019, the company expects revenue growth to exceed 5 percent. Approximately 1 percent of the growth is attributed to a recently acquired distributor partner. For the full-year, we expect adjusted net earnings to be about $2.90 to $2.95 per share. For the first quarter, the company expects adjusted net earnings to be about $0.48 to $0.50 per share, which includes an unfavorable, one-time impact in the quarter of $0.02 related to acquisition costs. These adjusted estimates exclude the benefit of the excess tax deduction for share-based compensation.

SEGMENT RESULTS

Professional

•
Professional segment net sales for fiscal 2018 were $1,947.0 million, up 7.5 percent from $1,811.7 million last year. For the fourth quarter, professional segment net sales were $400.5 million, up 11.1 percent from $360.4 million last year. For both periods, strong sales of our landscape contractor equipment driven by successful new product introductions in our zero-turn mower categories, bolstered the results. Similarly, continued momentum in our golf and grounds businesses, led by solid sales of our reel and rotary mowers, greens mowers and vehicles, all contributed to the positive results. Our rental and specialty construction portfolio performed well with the Dingo® TX 1000 compact utility loader and the new tracked Mud Buggy® delivering increased sales. Finally, BOSS also contributed to the positive performance driven by new products like the EXT extendable plow and the rear-mounted plow, which continue to receive a favorable reception from customers.

•
Professional segment earnings for fiscal 2018 were $399.8 million, up 5.4 percent from $379.5 million in the same period last year. Professional segment earnings for the fourth quarter were $61.2 million, down 5.8 percent from $65.0 million compared to the same period last year.

3 - The Toro Company Reports Record Fiscal 2018 Results

Residential

•
Residential segment net sales for fiscal 2018 were $654.4 million, down 2.8 percent from $673.2 million last year. For the fourth quarter, residential segment sales were $133.2 million, up 8.7 percent from $122.6 million last year. The full-year results were impacted by poor winter conditions early in the year, followed by a late start to spring in many parts of North America, which significantly impacted sales of both snow and turf products respectively. The second half of the fiscal year saw warmer weather and favorable moisture, which triggered demand for both walk power and zero-turn riding mowers. This momentum continued in the fourth quarter as results were driven by increased demand for mowers, as well as higher shipments of the next generation of Power Max HD two-stage snow thrower, featuring increased productivity with a larger 32-inch clearing width.

•
Residential segment earnings for fiscal 2018 were $64.8 million, down 13.2 percent from $74.7 million in the comparable period last year. Residential segment earnings for the fourth quarter were $6.8 million, down 42.2 percent from $11.7 million in the same period last year.

OPERATING RESULTS

Gross margin as a percent of sales for fiscal 2018 was 35.9 percent, a decrease of 90 basis points compared to last year. For the fourth quarter, gross margin as a percent of sales was 33.2 percent, a decrease of 450 basis points. For the full-year, unfavorable commodity and freight costs, as well as supply challenges contributed to the decline. These margin pressures were partially offset by net price realization, productivity initiatives and favorable foreign currency rates. For the quarter, unfavorable commodity and freight costs, supplier challenges and unfavorable foreign currency, were partially offset by net price realization. Looking ahead, we expect continued margin pressure in the first part of fiscal 2019, however, we are confident that our increased productivity initiatives, prudent sourcing strategies and pricing actions will more than negate these headwinds, resulting in year-over-year gross margin improvement in fiscal 2019.

Selling, general and administrative (SG&A) expense as a percent of sales for fiscal 2018 was 21.7 percent, a decrease of 90 basis points from the same period last year. For the fourth quarter, SG&A expense as a percent of sales was 25.2 percent, a decrease of 280 basis points. Prudent expense management, lower incentives and leveraging of costs over higher sales, contributed to the improvement in both periods. For the year, SG&A improvements were offset in part by continued investment in our key strategic initiatives, including new product development.

For fiscal 2018, operating earnings as a percent of sales were 14.2 percent, consistent with 14.2 percent reported in the same period last year. Operating earnings as a percent of sales for the fourth quarter was 8.0 percent, a decline of 170 basis points compared to the same period last year.

The reported tax rate for fiscal 2018 was 27.0 percent compared to 24.2 percent last year. The adjusted tax rate for fiscal 2018 was 22.1 percent compared to the adjusted tax rate of 29.8 percent in the same period last year. For the full-year, the adjusted rates were significantly impacted by the enactment of U.S. tax reform as previously reported. The unfavorable impact of one-time charges associated with the provisional re-measurement of deferred tax assets and liabilities, and provisional calculation of the deemed repatriation tax, were partially offset by the benefit resulting from the reduction in the federal corporate tax rate. For the fourth quarter, the reported tax rate was 10.4 percent, down from 27.9 percent in the same period last year. The adjusted tax rate for the fourth quarter was 21.5 percent compared to the adjusted tax rate of 29.7 percent in the same period last year. For the quarter, the adjusted tax rate excludes the benefit of the excess tax deduction for share-based compensation, as well as adjustments to the provisional tax items recorded in previous quarters of fiscal 2018. For fiscal 2019, the company estimates that its full year adjusted effective income tax rate will be about 21.5 percent.

Accounts receivable at the end of the fiscal year were $193.2 million, up 5.5 percent from last year. Net inventories were $358.3 million, up 8.9 percent from last year. This increase was mainly due to slightly

4 - The Toro Company Reports Record Fiscal 2018 Results

elevated inventory levels across multiple businesses in preparation for the upcoming selling seasons, as well as increased WIP inventory related to supply challenges. Trade payables were $256.6 million, up 21.2 percent from the comparable period last year.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf maintenance, snow and ice management, landscape, rental and specialty construction equipment, and irrigation and outdoor lighting solutions. With sales of $2.6 billion in fiscal 2018, Toro’s global presence extends to more than 125 countries. Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL
December 6, 2018 at 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on December 6, 2018. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Use of Non-GAAP Financial Information
This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" effective tax rate, net earnings and net earnings per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial tables contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The Toro Company does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico;
fluctuations in the cost and availability of raw materials and components, including steel, aluminum, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a

5 - The Toro Company Reports Record Fiscal 2018 Results

customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including political, economic and/or social instability and conflict, tax, trade and tariff policies in the U.S. and other countries in which we manufacture or sell our products, and implications of the United Kingdom’s process for exiting the European Union; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in, and compliance with laws, regulations and standards, including those relating to consumer product safety, accounting, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

6 - The Toro Company Reports Record Fiscal 2018 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31, 2018	October 31, 2017	October 31, 2018	October 31, 2017
Net sales	$539,303	$488,627	$2,618,650	$2,505,176
Gross profit	179,063	184,258	941,011	920,837
Gross profit percentage	33.2%	37.7%	35.9%	36.8%
Selling, general and administrative expense	136,067	136,798	567,926	565,727
Operating earnings	42,996	47,460	373,085	355,110
Interest expense	(4,882)	(4,804)	(19,096)	(19,113)
Other income, net	5,457	4,271	18,408	17,187
Earnings before income taxes	43,571	46,927	372,397	353,184
Provision for income taxes	4,534	13,079	100,458	85,467
Net earnings	$39,037	$33,848	$271,939	$267,717

Basic net earnings per share of common stock	$0.37	$0.31	$2.56	$2.47

Diluted net earnings per share of common stock	$0.36	$0.31	$2.50	$2.41

Weighted-average number of shares of common stock outstanding – Basic	106,042	107,929	106,369	108,312

Weighted-average number of shares of common stock outstanding – Diluted	107,916	110,731	108,657	111,252

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
Segment Net Sales	October 31, 2018	October 31, 2017	October 31, 2018	October 31, 2017
Professional	$400,463	$360,436	$1,946,999	$1,811,705
Residential	133,224	122,596	654,413	673,247
Other	5,616	5,595	17,238	20,224
Total net sales*	$539,303	$488,627	$2,618,650	$2,505,176

*Includes international net sales of:	$146,685	$139,610	$643,088	$611,927

	Three Months Ended		Fiscal Years Ended
Segment Earnings (Loss)	October 31, 2018	October 31, 2017	October 31, 2018	October 31, 2017
Professional	$61,199	$64,951	$399,806	$379,496
Residential	6,788	11,739	64,807	74,704
Other	(24,416)	(29,763)	(92,216)	(101,016)
Total segment earnings	$43,571	$46,927	$372,397	$353,184

7 - The Toro Company Reports Record Fiscal 2018 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 31, 2018	October 31, 2017
ASSETS
Cash and cash equivalents	$289,124	$310,256
Receivables, net	193,178	183,073
Inventories, net	358,259	328,992
Prepaid expenses and other current assets	54,076	37,565
Total current assets	894,637	859,886

Property, plant and equipment, net	271,459	235,230
Deferred income taxes	38,252	64,083
Goodwill and other assets, net	366,636	334,588
Total assets	$1,570,984	$1,493,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$—	$26,258
Accounts payable	256,575	211,752
Accrued liabilities	276,060	283,786
Total current liabilities	532,635	521,796

Long-term debt, less current portion	312,549	305,629
Deferred revenue	24,909	24,761
Deferred income taxes	1,397	1,726
Other long-term liabilities	30,578	22,783
Total stockholders' equity	668,916	617,092
Total liabilities and stockholders' equity	$1,570,984	$1,493,787

8 - The Toro Company Reports Record Fiscal 2018 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Fiscal Years Ended
	October 31, 2018	October 31, 2017
Cash flows from operating activities:
Net earnings	$271,939	$267,717
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(11,143)	(9,960)
Distributions from finance affiliate, net	9,228	8,050
Provision for depreciation and amortization	61,277	64,986
Stock-based compensation expense	12,161	13,517
Deferred income taxes	25,255	(6,887)
Other	507	202
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(10,365)	(17,701)
Inventories, net	(29,770)	(15,611)
Prepaid expenses and other assets	(11,744)	(3,424)
Accounts payable, accrued liabilities, deferred revenue and other long-term liabilities	47,460	59,859
Net cash provided by operating activities	364,805	360,748

Cash flows from investing activities:
Purchases of property, plant and equipment	(90,124)	(58,276)
Proceeds from asset disposals	151	199
Investments in unconsolidated entities	(6,750)	(1,500)
Acquisitions, net of cash acquired	(31,202)	(24,181)
Net cash used in investing activities	(127,925)	(83,758)

Cash flows from financing activities:
Payments on long-term debt	(19,757)	(19,136)
Proceeds from exercise of stock options	17,243	10,274
Payments of withholding taxes for stock awards	(4,095)	(1,294)
Purchases of Toro common stock	(160,435)	(159,354)
Dividends paid on Toro common stock	(85,031)	(75,758)
Net cash used in financing activities	(252,075)	(245,268)

Effect of exchange rates on cash and cash equivalents	(5,937)	4,979

Net (decrease) increase in cash and cash equivalents	(21,132)	36,701
Cash and cash equivalents as of the beginning of the fiscal period	310,256	273,555
Cash and cash equivalents as of the end of the fiscal period	$289,124	$310,256

9 - The Toro Company Reports Record Fiscal 2018 Results
THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)

The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States ("GAAP"), as information supplemental and in addition to the most directly comparable financial measures presented in the accompanying press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the accompanying press release may differ from similar measures used by other companies.

The following tables provide reconciliations of financial measures calculated and reported in accordance with GAAP as well as adjusted non-GAAP financial measures presented in the accompanying press release for the three and twelve month periods ended October 31, 2018 and October 31, 2017. The company believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations, and how management views the business. The following is a reconciliation of our net earnings, diluted earnings per share ("EPS"), and effective tax rate to our adjusted net earnings, adjusted diluted EPS, and adjusted effective tax rate:

	Net Earnings		Diluted EPS		Effective Tax Rate
Three Months Ended	October 31, 2018	October 31, 2017	October 31, 2018	October 31, 2017	October 31, 2018	October 31, 2017
As Reported - GAAP	$39,037	$33,848	$0.36	$0.31	10.4%	27.9%
Impacts of tax reform[1]:
Net deferred tax asset revaluation[2]	(39)	—	—	—	0.1%	—%
Deemed repatriation tax[3]	128	—	—	—	(0.3)%	—%
Benefit of the excess tax deduction for share-based compensation[4]	(4,917)	(859)	(0.04)	(0.01)	11.3%	1.8%
As Adjusted - Non-GAAP	$34,209	$32,989	$0.32	$0.30	21.5%	29.7%

	Net Earnings		Diluted EPS		Effective Tax Rate
Fiscal Years Ended	October 31, 2018	October 31, 2017	October 31, 2018	October 31, 2017	October 31, 2018	October 31, 2017
As Reported - GAAP	$271,939	$267,717	$2.50	$2.41	27.0%	24.2%
Impacts of tax reform[1]:
Net deferred tax asset revaluation[2]	19,274	—	0.18	—	(5.2)%	—%
Deemed repatriation tax[3]	13,428	—	0.12	—	(3.6)%	—%
Benefit of the excess tax deduction for share-based compensation[4]	(14,555)	(19,720)	(0.13)	(0.18)	3.9%	5.6%
As Adjusted - Non-GAAP	$290,086	$247,997	$2.67	$2.23	22.1%	29.8%

[1]
The actual impact of the U.S. tax reform may differ from our estimates, due to, among other things, changes in interpretations and assumptions we have made, guidance that may be issued, and changes in our structure or business model.

[2]
Signed into law on December 22, 2017, the Tax Cuts and Jobs Act ("Tax Act"), reduced the U.S. federal corporate tax rate from 35.0 percent to 21.0 percent, effective January 1, 2018, which resulted in a blended U.S. federal statutory tax rate for the company of 23.3 percent for the fiscal year ended October 31, 2018. This reduction in rate requires the re-measurement of the company's net deferred taxes as of the date of enactment, which resulted in a non-cash benefit of $0.0 million and a non-cash charge of $19.3 million during the three and twelve month periods ended October 31, 2018, respectively.

[3]
The Tax Act imposed a one-time deemed repatriation tax on the company's historical undistributed earnings and profits of foreign affiliates, which resulted in charges of $0.1 million and $13.4 million during the three and twelve month periods ended October 31, 2018, respectively, payable over eight years.

[4]
In the first quarter of fiscal 2017, the company adopted Accounting Standards Update No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting, which requires that any excess tax deduction for share-based compensation be immediately recorded within income tax expense. The company recorded discrete tax benefits of $4.9 million and $14.6 million as excess tax deductions for share-based compensation during the three and twelve months ended October 31, 2018, respectively. The Tax Act reduced the U.S. federal corporate tax rate, which reduced the tax benefit related to share-based compensation by $1.9 million and $6.1 million for the three and twelve month periods ended October 31, 2018, respectively.

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